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[STATE STREET LOGO]                            NEWS RELEASE
                                                             Immediately
STATE STREET BOSTON CORPORATION                For Release:  George A. Russell
225 FRANKLIN STREET                            Contact:      617/654-3866
BOSTON, MASSACHUSETTS 02101

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                                                          Investors & analysts
                                                          Susanne G. Clark
                                                          617/654-3477




                          STATE STREET TO ACQUIRE
                    INVESTORS FIDUCIARY TRUST COMPANY


Boston, Massachusetts...July 19, 1994

State Street Boston Corporation (State Street) announced today that it has signed a letter of intent with DST Systems, Inc. (DST) and Kemper Financial Services, Inc. (Kemper) to acquire Investors Fiduciary Trust Company (IFTC), of Kansas City, Missouri. The letter of intent provides that the acquisition would be completed by an exchange of State Street Common Stock, valued at $225 million, for the assets of IFTC's holding company, consisting of the equity of IFTC and other assets. IFTC is jointly owned by DST and Kemper. State Street intends to account for the transaction as a pooling.

Under the letter of intent, the parties will proceed immediately with due diligence and the negotiation of a definitive acquisition agreement. In addition, completion of the acquisition will be subject to regulatory approvals and other usual conditions.

IFTC provides custodial and fund accounting services to mutual funds, unit investment trusts, insurance portfolios and bank portfolios. As of June 30, 1994, IFTC had approximately $130 billion in assets under custody from over fifty customers and, with its parent on a consolidated basis, has total assets of $787 million and stockholders' equity of $101 million.



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State Street Boston Corp.
Acquisition
July 19, 1994
Russell -- 617/654-3866
Page 2




Commenting on the proposed acquisition, Marshall N. Carter, Chairman and Chief Executive Officer of State Street, said, "The acquisition of IFTC will strengthen State Street's leadership position in servicing financial assets worldwide. IFTC will bring additional customers and different systems solutions to the servicing market. The acquisition will position State Street well for long term earnings growth, and we expect no material effect on earnings per share in the early years. We plan to operate IFTC as an independent trust company based in Kansas City with the current management team. We look forward to a new servicing relationship with Kemper and to developing further our long-standing relationship with DST."

IFTC will operate as a separate subsidiary, reporting to Ronald E. Logue, Executive Vice President of U.S. Mutual Fund Services for State Street. Commenting on the proposed acquisition, Gerard Lavin, President and CEO of IFTC said, "We are delighted with the prospects for IFTC, our customers and employees. We are pleased to become associated with the premier company in the industry, which will add to IFTC's capabilities. We look forward to continuing to provide excellent service and, with State Street's assistance, providing a broader array of services to our customers."

With $1.6 trillion in assets under custody and $139 billion in assets under management, State Street is a leading servicer of financial assets worldwide. State Street's assets under custody include $669 billion of mutual fund assets. As of June 30, 1994, State Street had total assets of $21.8 billion and stockholders' equity of $1.2 billion. Services are provided from offices in 32 global locations in the United States, Canada, Grand Cayman, Netherlands Antilles, United Kingdom, France, Belgium, Luxembourg, Germany, United Arab Emirates, Hong Kong, Taiwan, Japan, Australia, and New Zealand. State Street provides shareholder accounting services through Boston Financial Data Services, Inc., a subsidiary formed in 1974, that is owned jointly with DST. State Street is traded on NASDAQ under the symbol STBK.


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